Exhibit 10.4

April 24, 2012

Engle Saez

5336 SW Lander St.

Seattle, WA 98116

Dear Engle:

I am pleased to offer you the position of Chief Marketing Officer of Blue Nile, Inc. (“Blue Nile”) reporting directly to me. I look forward to a successful working relationship and to your acceptance of this offer of employment.

Here are the specific terms of your offer:

Start Date. April 24, 2012.

Base Salary. You will be paid a base salary that annualizes to $280,000. Your salary will be paid in accordance with Blue Nile’s standard payroll practice and subject to applicable payroll deductions and withholdings.

Performance Bonus. Your 2012 annualized target bonus award is 40% of your base salary and can range from 0% to 200% of target, based on the performance of Blue Nile and your individual performance against key objectives. Your 2012 bonus amount will be prorated based on the number of months you are employed by Blue Nile (employment for a partial month will be calculated as if employed for the full month) and calculated by reference to the actual salary earned by you during the performance period.

Stock Options. As we have discussed, equity is an important part of Blue Nile’s compensation program because we believe we will create the most value for Blue Nile’s shareholders by having employees think and act like owners. Subject to the approval of the Board of Directors or Subcommittee thereof, on your start date (the “Grant Date”), you will be awarded a non-statutory stock option to purchase 40,018 shares of Blue Nile’s common stock. The exercise price of your stock option will be the closing sales price (or the closing bid, if no sales were reported) as quoted on the NASDAQ National Market on the last market trading day prior to your Grant Date. Your options will vest over a four year period: one fourth (1/4) of the shares subject to such option will vest on the first year anniversary of your Grant Date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter, in each case as long as your employment continues with Blue Nile. Blue Nile’s 2004 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects. The final terms of any stock option granted to you will be determined by the Board of Directors (or its Subcommittee) in its sole discretion.

Signing Bonus. In appreciation for your decision to join us, along with your first regular paycheck, Blue Nile will pay you a lump sum signing bonus of $25,000. This signing bonus will be payable in accordance with the Blue Nile’s standard payroll practice and is subject to applicable payroll deductions and withholdings.

Benefits. You will be eligible to participate in our standard health care and dental benefits, life and disability insurance, transportation allowance, and a 401(k) plan in accordance with the term and conditions of those plans. Blue Nile reserves the right to review, change, amend, or cancel these benefits at any time. Additionally, subject to approval by the Board of Directors or Subcommittee thereof and your compliance with the terms of the Severance Plan, you will be eligible to participate in the Severance Plan. Blue Nile reserves the right to review, change, amend, or cancel these benefits at any time.

Standard Agreements. As a condition to your employment, you will be required to sign and comply with Blue Nile’s standard Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement relating to the protection of Blue Nile’s proprietary and confidential information and assignment of inventions. This agreement also restricts your ability to solicit Blue Nile employees or work for a competitor for twelve months after you leave Blue Nile. In addition, you will be required to abide by Blue Nile’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

Employee Handbook. As a condition to your employment, you will be required to acknowledge and sign that you have received a copy of Blue Nile’s Employee Handbook, which includes Blue Nile’s Code of Business Conduct and Ethics and Insider Trading Policy, and that you understand the policies set forth therein.

Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to Blue Nile documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

At-Will Employment. Your employment is at-will, meaning that either you or Blue Nile may terminate the relationship at any time for any reason or for no reason, with or without cause or advance notice. Any statements to the contrary that may have been made to you, or that may be made to you, are superseded by this offer letter, and this at-will employment relationship cannot be changed except in a writing signed by me. In no way limiting the at-will nature of your employment, you will be eligible to participate in Blue Nile’s Change of Control Severance Plan, subject to the terms and conditions of such plan.

Entire Agreement. This offer letter, together with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement, constitutes the complete and exclusive statement of your employment terms with Blue Nile. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral.

Contingency. This offer is contingent upon the satisfactory results of criminal background, credit, reference and other credential checks.

Engle, I am excited to welcome you to the Blue Nile team. If you have any questions, please contact me.

Warm Regards,

Harvey Kanter

President and Chief Executive Officer

Please indicate your acceptance by signing and returning this letter.

/s/ Engle Saez	Dated: 4/24/2012